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                                                                    EXHIBIT 99.1



                                  NEWS RELEASE

Media Contact
Libby Barland
Childtime Learning Centers, Inc.
38345 W. 10 Mile, Suite 100
Farmington Hills, MI 48335
(561) 237-2243
http://www.childtime.com
http://www.tutortime.com

                                                   FOR IMMEDIATE RELEASE
                                                       July 22, 2002

                        Childtime Learning Centers, Inc.
                   Acquires Tutor Time Learning Systems, Inc.

Farmington Hills, Michigan, July 22 - Childtime Learning Centers, Inc. (Nasdaq:CTIM) announced Friday that it had successfully completed the acquisition of Tutor Time Learning Systems, Inc. of Boca Raton, Florida. Following the acquisition, Childtime is the nation's second largest publicly traded child care provider, employing 7,500 professional staff and providing child care and education for over 50,000 children daily across the United States and Internationally.

"We believe that this acquisition will be a key milestone in our ongoing effort to restructure and rebuild Childtime," stated James Morgan, Chairman of the Board of Childtime. "Going forward, we plan to deliver value to the families we serve, and ultimately to our shareholders, by focusing our efforts on the key drivers of Childtime's and Tutor Time's brand value: delivering quality child care and innovative education at prices that our target customers can afford."

Childtime acquired the assets of Tutor Time for an aggregate purchase price of approximately $22.5 million plus the assumption of certain liabilities. The Tutor Time system consists of 198 company-owned and franchised child care centers operating in 23 states and internationally and has operations and market-position that is a strong complement to those of Childtime.

Statements included herein that are not historical facts are forward-looking statements pursuant to the safe harbor provisions of the Private/Securities Litigation Reform Act of 1995. Forward-looking statements involve a number of risks and uncertainties, including, but not limited to, continuation of federal and state assistance programs, demand for child care as well as general economic conditions, pricing and competition. Accordingly, actual results could differ materially from those projected in such forward-looking statements.

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